Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

Prospectus Supplement to the Prospectus dated September 19, 2011 and the Prospectus Supplement dated September 19, 2011 — No. 1623

The Goldman Sachs Group, Inc. $4,000,000 Leveraged Buffered Commodity Strategy-Linked Medium-Term Notes, Series D, due 2016

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (August 8, 2016) is based on the performance of the S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy as measured from the trade date (August 1, 2012) to and including the determination date (August 1, 2016).  If the final strategy level on the determination date is greater than the initial strategy level of 199.90, the return on your notes will equal the strategy return times 1.12.  If the final strategy level is equal to or less than the initial strategy level, but not by more than 10%, you will receive the face amount of your notes. If the final strategy level is less than the initial strategy level by more than 10%, you will receive less than the face amount of your notes, as described below. If the final strategy level is zero, you will lose your entire investment in the notes.

On the stated maturity date, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

•                   if the strategy return is positive (the final strategy level is greater than the initial strategy level), the sum of $1,000 plus (ii) the product of $1,000 times 1.12 times the strategy return;

•                   if the strategy return is zero or negative but not below -10% (the final strategy level is equal to or less than the initial strategy level but not by more than 10%), $1,000; or

•                   if the strategy return is negative and is below -10% (the final strategy level is less than the initial strategy level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the strategy return plus 10% times (c) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure incorporated herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) was equal to approximately $941 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise equals approximately $990 per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through January 31, 2013.

Original issue price (per $1,000 face amount):	$1,000	Original issue date: August 8, 2012

Underwriting discounts: $3.00 Selling commissions: $15.00

Total underwriting discounts and commissions:	$18.00

Net proceeds to the issuer:	$982.00

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement dated August 1, 2012.

The issue price, underwriting discounts and commissions and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and commissions and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-19.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Index: S&P GSCI® Ultra Light Energy Index Excess Return (Bloomberg: “SPGCUEP” <Index>”); see “The S&P GSCI® Ultra Light Energy Index Excess Return” on page S-37. Closing levels of the index are published at: http://www.standardandpoors.com/indices/sp-gsci-decreased-energy-indices/en/us/?indexId=sp-gsci-decreased-energy-indices

Strategy:  S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy (Bloomberg: “ENHGU96P Index”); see “The S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy” on page S-30. Closing levels of the strategy are published at: http://www.goldmansachs.com/what-we-do/securities/products-and-business-groups/products/gsci/components-weights-index-levels.html (this website URL is an inactive textual reference only)

Index sponsor: the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on any business day; as of the date of this prospectus supplement, the index sponsor is Standard & Poor’s

Strategy sponsor:  the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the strategy and (ii) announces (directly or through an agent) the level of the strategy on any business day; as of the date of this prospectus supplement, the strategy sponsor is Goldman, Sachs & Co.

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000 or integral multiples of $1,000 in excess thereof; $4,000,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                 if the final strategy level is greater than the initial strategy level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the strategy return;

•                  if the final strategy level is equal to or less than the initial strategy level but greater than or equal to the buffer level, $1,000; or

•                  if the final strategy level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the strategy return plus the buffer amount

Initial strategy level : 199.90

Final strategy level:  the closing level of the strategy on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” on page S-24 and subject to adjustment as provided under “Specific Terms of

Your Notes — Discontinuance or Modification of the Strategy” on page S-24

Closing level of the strategy: the official closing level of the strategy or any successor strategy published by the strategy sponsor

Strategy return:  The quotient of (i) the final strategy level minus the initial strategy level divided by (ii) the initial strategy level, expressed as a percentage

Buffer level:  90.00% of the initial strategy level

Buffer amount:  10.00%

Buffer rate:  the quotient of the initial strategy level divided by the buffer level, which equals approximately 111.11%

Upside participation rate:  112.00%

Trade date: August 1, 2012

Original issue date (settlement date):  August 8, 2012

Stated maturity date:  August 8, 2016, unless postponed as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Stated Maturity Date” on page S-23

Determination date:  August 1, 2016, unless postponed as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Determination Date” on page S-23

Business day: as described on page S-26

Trading day: as described on page S-26

No interest:  the notes do not bear interest

No listing:  the notes will not be listed on any securities exchange or interdealer quotation system

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.: 38143U5R8

ISIN no.: US38143U5R80

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that the various hypothetical strategy levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final strategy levels that are entirely hypothetical; no one can predict what the strategy level will be on any day throughout the life of your notes, and no one can predict what the final strategy level will be on the determination date. The strategy has been highly volatile in the past — meaning that the strategy level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following table and examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the strategy and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) was less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes” on page S-8.

Key Terms and Assumptions
Face amount per note	$1,000
Upside Participation Rate	112.00%
Buffer Level	90.00% the initial strategy level
Buffer Amount	10.00%
Buffer Rate	approximately 111.11%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

Notes purchased on the original issue date at the face amount and held to the stated maturity date

No change in or affecting any of the strategy commodity contracts or the method by which the index sponsor or the strategy sponsor calculates the index or the strategy, respectively

No change in the relative weighting of any strategy commodity contracts in the strategy or any commodity contracts included in the index

For these reasons, the actual performance of the strategy over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical strategy levels shown elsewhere in this prospectus supplement.  For information about the historical levels of the strategy during recent periods, see “The S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy — Hypothetical and Actual Historical High, Low and Final Closing Levels of the Strategy” below.  Before investing in the notes, you should consult publicly available information to determine the closing levels of the strategy between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the strategy commodities.

The table below assumes that the notes are purchased on the original issue date and held to the stated maturity date.  Moreover, the table below assumes that there is no change in or affecting the method by which the strategy sponsor calculates the strategy and that no market disruption event occurs with respect to any strategy commodity on the determination date.

The levels in the left column of the table below represent hypothetical final strategy levels and are expressed as percentages of the initial strategy level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final strategy level (expressed as a percentage of the initial strategy level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical cash settlement amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the notes on the stated maturity date would equal 100% of the face amount of a note, based on the corresponding hypothetical final strategy level (expressed as a percentage of the initial strategy level) and the assumptions noted above.

Hypothetical Final Strategy Level (as Percentage of Initial Strategy Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.00%	156.00%
125.00%	128.00%
110.00%	111.00%
100.00%	100.00%
95.00%	100.00%
90.00%	100.00%
75.00%	83.33%
50.00%	55.56%
25.00%	27.78%
0.00%	0.00%

If, for example, the final strategy level were determined to be 25.00% of the initial strategy level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.78% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 72.22% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final strategy level were determined to be 125.00% of the initial strategy level, the cash settlement amount that we would deliver with respect to your notes at maturity would be 128.00% of each $1,000 face amount of your notes, as shown in the table above.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final strategy level (expressed as a percentage of the initial strategy level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final strategy level (expressed as a percentage of the initial strategy level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the strategy commodities that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” on page S-11.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time).  The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final strategy level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the strategy level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final strategy level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the cash settlement amount, if any, on the stated maturity date may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the strategy commodities, i.e., the commodity contracts comprising the strategy to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  The amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its customary bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its customary bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the strategy, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes.  The cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy as measured from the initial strategy level to the closing level on the determination date.  If the final strategy level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of approximately 1.1111 times the sum of the strategy return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Amount Payable on Your Notes Is Not Linked to the Level of the Strategy at Any Time Other Than the Determination Date

The final strategy level will be based on the closing level of the strategy on the determination date (subject to adjustment as described elsewhere in this prospectus supplement). Therefore, if the closing level of the strategy dropped precipitously on the determination date, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the strategy prior to such drop in the level of the strategy. Although the actual level of the strategy on the stated maturity date or at other times during the life of your notes may be higher than the final strategy level, you will not benefit from the closing level of the strategy at any time other than on the determination date.

Higher Future Prices of Commodities Included in the Strategy Relative to Their Current Prices May Decrease the Amount Payable on Your Notes

As the contracts that underlie the strategy come to expiration, they are replaced by contracts that have a later expiration date. Thus, for example, a contract purchased and held in May might specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in a later month, for example, August. This is accomplished by selling the July contract and purchasing the August contract. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the August contract, thereby creating a “roll yield.” Some commodity contracts have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Where prices are higher in distant delivery months than in near delivery months, on a roll the quantity of commodities purchased will decline, potentially creating a negative roll yield.

While the strategy has been designed in part to mitigate the effects of contango, there is no assurance that it will be successful in doing so. It is also possible that the features of the strategy designed to address the effects of contango will instead adversely affect the value of the strategy and, consequently, the return on your notes.  See “The S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy— How Does Rolling Affect the Level of the Strategy?” below for more information.

Although the Strategy Has Contracts on the Same Commodities that Comprise the Index, Its Value and Returns Will Likely Differ from Those of the Index

The S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy, to which the notes are linked, has different rules from the index governing the procedure by which expiring positions in certain of the constituent commodity contracts are rolled forward into more distant contract expirations, as explained in “The S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy,” below. Since one component of the value of a commodity contract is the period remaining until its expiration, these differences are likely to produce different values for this strategy and the index at any given time and, therefore, may produce differing returns.

The change in the timing of the rolling of the strategy for your notes is intended to execute the rolling before the rolling of the index which could affect the prices of the underlying commodity contracts and adversely affect the rolling of the strategy for your notes, as discussed below.  The strategy for your notes also applies dynamic rolling rules, as described more fully below, to the rolling of the contracts relating to West Texas Intermediate (“WTI”) crude oil, the benchmark for crude oil prices in the U.S., and Brent crude oil, the benchmark for crude oil prices in Europe.  By utilizing this dynamic rolling strategy, the effect of contango on the strategy may be reduced; however, in certain situations, this dynamic rolling rule may actually increase the negative effect of contango.  The strategy for your notes also differs from the index by applying seasonal rolling rules, as described below, to six other commodity contracts that are subject to seasonal supply and demand.  The differences between the rolling rules for the strategy and those for the index may mean that the return on the strategy for your notes will differ from the return on the index.

The Return on Your Notes is Based on a Strategy That Reflects Excess Return, Not Total Return

The return on your notes is based on the performance of the strategy, which, as discussed below, reflects the returns that are potentially available through an unleveraged investment in commodity contracts included in the strategy.  Your notes are not linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying commodity contracts.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Past Strategy Performance is No Guide to Future Performance

The actual performance of the strategy over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the strategy or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the strategy.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price set on the trade date.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the volatility (i.e., the frequency and magnitude of changes) in the level of the underlying commodities, the index and the strategy;

•                  economic, financial, legislative, regulatory and political, military or other events that affect commodity markets generally and the market segments of which the strategy commodities are a part, and which may affect the level of the strategy of the index;

•                  interest rate and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the strategy based on its historical performance. The actual performance of the strategy over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical levels of the strategy or to the hypothetical return examples shown elsewhere in this prospectus supplement.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and over-the-counter (OTC) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission, to adopt regulations in order to implement many of the requirements of the legislation. While the CFTC has proposed certain of the required regulations and has begun adopting certain final regulations, the ultimate nature and scope of the regulations cannot yet be determined. Under Dodd-Frank, the CFTC has approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. While the precise scope and effect of the final rule is not yet known, these limits will likely restrict the ability of market participants to participate in the commodity, future and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes will require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers will also be required to be registered and will be subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. These consequences could adversely affect the level of the strategy, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have proposed or may propose in the future legislation similar to those proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Commission recently published a proposal to update the Markets in Financial Instruments Directive (MiFID II) and Markets in Financial Instruments Regulation (MiFIR), which proposes regulations to establish position limits (or an alternative equivalent) on trading commodity derivatives, although the scope of any final rules and the degree to which member states will be required or permitted to adopt these regulations or additional regulations remains unclear. If these regulations are adopted or other regulations are adopted in the future, they could have an adverse impact on the strategy and the return on and value of the notes.

If the Level of the Strategy Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the strategy.  Changes in the level of the strategy may not result in a comparable change in the market value of your notes.  Even if the level of the strategy increases above the initial strategy level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors” above.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the notes or in making recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the strategy, the index, the commodities underlying the index or other similar assets, which may adversely impact the market for or value of your notes.

Goldman Sachs’ Anticipated Hedging Activity May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the notes by trading derivative instruments linked to the strategy, the index, or commodities underlying the index. We also expect to adjust the hedge by, among other things, purchasing or selling derivatives based on the, strategy, the index, other financial instruments and perhaps also the commodities underlying the index, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index linked notes whose returns are linked to changes in the level of the strategy or one or more of the commodities underlying the index. Any of these hedging activities may adversely affect the strategy level, and therefore the market value of your notes, and the amount we will pay on your notes on the stated maturity date. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes;

hedging the exposure of Goldman Sachs to the notes, including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the strategy, and therefore the strategy level — directly or indirectly by affecting the price of the strategy commodity contracts — and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date. In addition, you should expect that these transactions will cause Goldman Sachs, its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients May Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman, Sachs & Co. and its affiliates actively trade commodities contracts and options on commodities contracts on the commodities that underlie the strategy, over-the-counter contracts on these commodities, the underlying commodity contracts, the commodities underlying such contracts and other instruments and derivative products based on numerous other commodities. Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the index.  Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the strategy which could in turn affect the return on and the value of your notes.

Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the strategy or other similar indices. An increased level of investment in these products may negatively affect the performance of the strategy against its benchmark index, the index, and could affect the strategy level, and therefore the amount payable on your notes, if any, on the stated maturity date and the value of your notes before that date. In addition, the strategy sponsor has licensed and may continue to license the index, the S&P GSCI® Index or any of its sub-indices or strategies similar to the strategy for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the strategy or similar indices. Goldman, Sachs & Co. and our other affiliates may further develop other indices or strategies and trade other products the return on which is linked to the value of these indices or strategies that might compete with the strategy and might adversely affect the value of your notes.

Although we are not obligated to do so, we expect to hedge our obligations under the notes with an affiliate of Goldman, Sachs & Co. That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets. Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns linked to the strategy or the S&P GSCI® Index or any of its sub-indices.

Our Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for our own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments linked to the performance of the strategy or the index. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that we and our affiliates will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

You Should Expect That Our Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving financial instruments. Any of these recommendations and views may be negative with respect to the strategy or the index or other securities or instruments similar to or linked to the strategy or the index or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets, and therefore may affect the market value of your notes or the cash settlement amount on your notes at maturity. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the strategy or the index or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that we or one of affiliates will, at present or in the future, provide such services or otherwise engage in transactions with the sponsor of the index or other entities that are involved in the transaction or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those entities, providing financial advisory or other investment banking services, or issuing research reports. You should expect that, in providing such services, engaging in such transactions, or acting for our own account, we or our affiliates may take actions that have direct or indirect effects on the index or the commodity contracts underlying the index and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain of our personnel or the personnel of our affiliates may have access to confidential material non-public information about these parties that would not be disclosed to our employees or the employees of our affiliates that were not working on such transactions as we have established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which we receive any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce the existing exposure of Goldman Sachs to the strategy or assets and instruments linked to the strategy, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of our hedging or other counterparties) to investors in the notes.

The terms of the offering (including the establishment of transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another affiliate, client or counterparty of Goldman Sachs. In such a case, we would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

You Have No Rights with Respect to Commodity Contracts or Commodities or Rights to Receive Any Contracts or Commodities

Investing in your notes will not make you a holder of any commodity contracts underlying the strategy or any commodities underlying such contracts. Neither you nor any other holder or owner of your notes will have any rights with respect to any commodity contracts or commodities. Any amounts payable on your notes will be made in cash, and you will have no right to receive any commodity contracts underlying the strategy or any commodity underlying such contracts.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive on the Stated Maturity Date

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final strategy level on the determination date, which we will use to determine the amount we will pay, if any, on the stated maturity date; market disruption events; non-trading days; the determination date; the stated maturity date; the default amount and any amount payable on your notes. See “Specific Terms of Your Notes” below. The calculation agent also has discretion in making certain adjustments relating to discontinuation or modification of the strategy or the index. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the Index and the Commodity Contracts Underlying the Index Could Affect the Amount Payable on Your Notes and Their Market Value

The index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the index sponsor.  However, the index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology.  The policies of the index sponsor concerning the calculation of the index, additions, deletions or substitutions of the commodity contracts comprising the index, and the manner in which changes affecting those commodity contracts (such as rebalancing of the commodity contracts comprising the strategy) are reflected in the level of the index could affect the level of the strategy and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index , or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult or inappropriate to determine the market value of your notes based on the strategy level. If such policy changes relating to the index or discontinuance or suspension of calculation or publication of the index occur, the calculation agent will have discretion in determining the level of the strategy on the determination date and the amount payable on your notes as described more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

Suspensions or Disruptions of Market Trading in the Commodity Contracts Underlying the Strategy and Commodities Underlying Such Contracts May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in commodity contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the strategy and, therefore, the value of your notes.

In making its calculations of the level of the strategy as published on Bloomberg page “ENHGU96P Index”, or any successor or replacement service or page, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the strategy sponsor, is manifestly incorrect, the strategy sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the strategy sponsor calculates the strategy is a day on which a relevant trading facility for an underlying contract is not open, then the strategy sponsor may use the settlement price for such contract as of the last day on which such trading facility was open. However, if a market disruption event has occurred with respect to such contract, the calculation agent will determine the final strategy level as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” below. Under the circumstances described above, the level of the strategy and the value of your notes may be adversely affected.

If a market disruption event occurs with respect to any commodity contract included in the strategy, the determination date will be postponed and the value of that contract will not be calculated until a settlement price can be determined, or until five business days pass. If a market disruption event with respect to such strategy commodity has not ceased by the last possible day, the calculation agent will calculate the final strategy level and the amount payable on your notes on the determination date as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” below. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the strategy sponsor will continue to calculate the value of the strategy and publish such value according to the process described above. Therefore, if a market disruption event with respect to any strategy commodity occurs, the amount payable on your notes may not reflect the actual value of the strategy published by the strategy sponsor on the determination date.

The Strategy May in the Future Include Commodity Contracts That Are Not Traded On Regulated Trading Facilities

The index was originally based solely on commodity contracts traded on regulated trading facilities (referred to in the United States as “designated contract markets”). At present, the index continues to be comprised exclusively of regulated commodity contracts. If the index sponsor adds one or more commodity contracts to the index in accordance with the criteria and procedures described under “The S&P GSCI® Ultra Light Energy Index Excess Return” below, the index — and therefore the strategy — may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index — and therefore in the strategy — may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Index Sponsor May be Required to Replace a Designated Contract if the Existing Commodities Contract is Terminated or Replaced

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the index.  Data concerning this designated contract will be used to calculate the strategy.  If a designated contract were to be terminated or replaced in accordance with the rules described under “The S&P GSCI® Ultra Light Energy Index Excess Return” in this prospectus supplement, a comparable commodity contract would be selected by the index sponsor, if available, to replace that designated contract.  The termination or replacement of any designated contract may have an adverse impact on the value of the index and the strategy.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Notes

Because the notes are linked to the strategy, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.  Additionally, the annual composition of the index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index underliers.  Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the index for the following period.  Additionally, the index sponsor may not discover every discrepancy.  Furthermore, the weightings for the index are determined by the index sponsor, in consultation with its advisory committee.  The index sponsor also has discretion in making decisions with respect to the index and has no obligation to take the needs of any parties to transactions involving the index into consideration when reweighting or making any other changes to the index.  Since the underlying index consists solely of commodities, an investment in the notes may carry risks similar to a concentrated securities investment in a specific industry or sector.

Changes in the Composition and Valuation of the Index May Adversely Affect the Value of Your Notes

The composition of the index may change over time, as additional commodity contracts satisfy the eligibility criteria of the index or commodity contracts currently included in the index fail to satisfy such criteria and those changes could impact the composition of the index. A number of modifications to the methodology for determining the contracts to be included in the index, and for valuing the index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

The New York Mercantile Exchange (“NYMEX”) previously announced that the futures contract relating to Heating Oil currently included in the S&P GSCI® Index would be delisted from that exchange in 2013.  However, NYMEX has since announced that it will not delist the futures contract but instead will alter the contract specifications beginning with the May 2013 futures contract.  As a result of these changes, trading in the futures contract may become illiquid or be adversely affected prior to, during or after the date such changes become effective.  If the index sponsor determines, in its sole discretion, that the futures contract has ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason, it may replace it with another futures contract that it deems to be appropriate or make other adjustments to the index or discontinue publication of the index.  The index sponsor may make such a determination whenever it deems appropriate, and may do so prior to the time that the current Heating Oil futures contract’s specifications are scheduled to change.  Any of the foregoing events may have an adverse impact on the level of the index or the strategy and therefore the market value of and payment at maturity or upon redemption of the notes.

As described under “Specific Terms of Your Notes — Payment on Stated Maturity Date —Discontinuance or Modification of the Index” below, if the calculation agent determines that the changes to the index are fundamental in nature, the calculation agent may make such adjustments in the index or the method of its calculation as it believes are appropriate so that the final strategy level used to determine the cash settlement amount on the stated maturity date is equitable. It is possible, however, that such changes will adversely affect the value of your notes when compared with a structure in which the calculation agent would not have had such discretion.

In the event that such changes are not fundamental in nature, the calculation agent will not, by itself, have such discretion to make such adjustments in the rules of the index or the method of its calculation. However, the calculation agent may still have the discretion to determine the level of the strategy if, by reason of such change in the index, the strategy sponsor modifies the strategy as described below under “— Changes in the Composition and Valuation of the Strategy May Adversely Affect the Value of Your Notes.”

On the other hand, the calculation agent may decide not to make any such adjustments at its sole discretion. In such a case, it is also possible that such decision will adversely affect the value of your notes when compared to the case where the calculation agent would have exercised such discretion.

In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the strategy during the remaining term of your notes as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index.” Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index was still being calculated.

Changes in the Composition and Valuation of the Strategy May Adversely Affect the Value of Your Notes

As a general matter, the composition and the valuation of the strategy will not change over time unless there are changes in the composition or valuation of the index, subject to the considerations noted above. However, the strategy sponsor may make a number of modifications to the strategy methodology for composition or valuation of the strategy, or may discontinue or suspend calculation or publication of the strategy. In such a case, the calculation agent may determine the strategy level as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Strategy,” which may adversely affect the value of your notes when compared to the case where the calculation agent would not have had such discretion.

There is No Affiliation between Standard & Poor’s and Us, and We Are Not Responsible for Any Disclosure by Standard & Poor’s

Neither The Goldman Sachs Group, Inc. nor any of its affiliates is affiliated with Standard & Poor’s, which sponsors, calculates and publishes the index and the S&P GSCI® Index. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the S&P GSCI® Ultra Light Energy Index Excess Return. You, as an investor in your note, should make your own investigation into the index and the S&P GSCI® Index. See “The S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy” and “The S&P GSCI® Ultra Light Energy Index Excess Return” below for additional information about the index or the S&P GSCI® Index, respectively.

Standard & Poor’s is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Standard & Poor’s does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

Goldman, Sachs & Co., in its Capacity as Strategy Sponsor, and Standard & Poor’s, in Its Capacity as Index Sponsor, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

As further described under “The S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy” below, the strategy sponsor is responsible for the calculation and maintenance of the S&P GSCI®  Ultra Light Energy Enhanced E96 Excess Return Strategy on the S&P GSCI® Ultra Light Energy Index Excess Return and the S&P GSCI® Light Energy Index Excess Return is marketed by Standard & Poor’s. Standard & Poor’s are responsible for the composition, calculation and maintenance of the index. The judgments that Goldman, Sachs & Co., as the strategy sponsor or Standard & Poor’s, as the index sponsor make in connection with the composition, calculation and maintenance of the strategy, or the index, as applicable, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date. See “The S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy” below for additional details on the role of Goldman, Sachs & Co., as the strategy sponsor and Standard & Poor’s, as the index sponsor.

Goldman, Sachs & Co., in its capacity as the strategy sponsor, and Standard & Poor’s, in its capacity as the index sponsor, have no obligation to take your interests into consideration for any reason. Goldman, Sachs & Co. may decide to discontinue calculating and publishing the strategy and Standard & Poor’s may decide to discontinue calculating and publishing the index, which would mean that the calculation agent, would have the discretion to make determinations with respect to the level of the strategy for purposes of calculating the amount payable on your notes on the stated maturity date.

The Index May Not Accurately Measure World Production of Commodities

The index is a production- weighted index that is designed to reflect the relative significance of each of the constituent commodities to the world economy while preserving the tradability of the index by limiting eligible contracts to those with adequate liquidity.  However, the index may not accurately measure the relative significance of constituent commodities to the world economy.  For example, the index sponsor may not accurately determine the world production quantity of each specific commodity; the index sponsor may inaccurately weight the production of goods at a given time in anticipation of seasonal or regional variations in production; the index sponsor may base its production weightings on data sources that are inaccurate or contain measurement errors; and the index sponsor may omit commodities from inclusion that are significant to the world economy.

An Investment in the Notes Is Subject to Risks Associated With Foreign Commodities Markets

The index, and therefore the strategy, consists of commodity contracts on 24 physical commodities, five of which are traded on the London Metal Exchange (LME). You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

The index, and therefore the strategy, will include commodity contracts on foreign trading facilities that are not regulated by U.S. regulatory authorities. The index, and therefore the strategy, will include contracts on physical commodities on trading facilities located outside the United States. The S&P GSCI® Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the index; historically, such percentages have not exceeded 20%. The regulations of the Commodity Futures

Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for Standard & Poor’s and the S&P GSCI® Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the index. In addition, because foreign trading facilities may be open on days when the level of the index is not published, the value of the commodities underlying the index may change on days when the index or the strategy level is unavailable.

Commodity Prices as Well as the Commodity Contracts Underlying the Strategy May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the commodity contracts underlying the strategy are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the strategy and the value of your notes in varying ways, and different factors may cause the value of different strategy commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on the date that would otherwise be the determination date, a market disruption event with respect to any strategy commodity has occurred or is continuing or that day is not a trading day, the determination date will be postponed until the first trading day on which the market disruption event with respect to each such strategy commodity has ceased. In no cases, however, will such applicable date be postponed by more than five scheduled business days from the originally scheduled determination date. Moreover, if the determination date is postponed to the last possible day, but the market disruption event with respect to any such strategy commodity has not ceased by that day or that day is not a trading day, that day will nevertheless be the determination date. In such a case, the calculation agent will determine the final strategy level based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-46 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company.  Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and in “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts or commissions and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuances and sales of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Strategy, Strategy Sponsor and Strategy Commodities

In this prospectus supplement, when we refer to the strategy, we mean the strategy specified on the front cover page, or any successor strategy, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Strategy” below.

When we refer to the strategy sponsor as of any time, we mean the corporation or other entity, or group of corporations or other entities, that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the strategy as then in effect and (ii) announces (directly or through an agent) the level of the strategy as then in effect on each business day. When we refer to the strategy commodity contracts as of any time, we mean the commodity contracts included in the strategy as then in effect (which are commodity contracts on the same commodities that comprise the index), after giving effect to any additions, deletions or substitutions.

Index and Index Sponsor

In this prospectus supplement, when we refer to the index, we mean the S&P GSCI® Ultra Light Energy Index Excess Return or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Payment on Stated Maturity Date — Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on any business day. When we refer to the index commodities as of any time, we mean the commodity contracts included in the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on Stated Maturity Date

On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash, if any, equal to the cash settlement amount.  The cash settlement amount will equal:

•                  if the final strategy level is greater than the initial strategy level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the strategy return;

•                  if the final strategy level is equal to or less than the initial strategy level but greater than or equal to the buffer level, $1,000; or

•                  if the final strategy level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the strategy return plus the buffer amount

The initial strategy level is 199.90.  The calculation agent will determine the final strategy level, which will be the closing level of the strategy on the determination date as calculated and published by the strategy sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Strategy” or “—Discontinuance or Modification of the Index” below.

Stated maturity date

The stated maturity date is August 8, 2016, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination date

The determination date is August 1, 2016, unless the calculation agent determines that a market disruption event with respect to any strategy commodity occurs or is continuing on that day or that day is otherwise not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that no market disruption event with respect to each such strategy commodity occurs or is continuing. In no event, however, will the determination date be postponed by more than five scheduled business days. The determination date for your notes will not occur on a day that is not a trading day, except as described in the immediately preceding sentence. If the determination date is postponed until the last possible date, the calculation agent shall make all required calculations on such date in the manner described in this prospectus supplement.

Consequences of a Market Disruption Event

If a market disruption event relating to one or more strategy commodities occurs or is continuing on the originally scheduled determination date (or, if that day is not a trading day, then the following trading day), the calculation agent will calculate the final strategy level by using:

•                  for each strategy commodity that did not suffer a market disruption event on such date, the settlement price of such strategy commodity on such date as published by the trading facility on which it is traded, and

•                  for each strategy commodity that did suffer a market disruption event on such date, the settlement price of such strategy commodity on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such strategy commodity; provided that, if such day occurs more than five scheduled business days after the originally scheduled determination date, the calculation agent shall determine the price for such strategy commodity on the fifth scheduled business day after the originally scheduled determination date, taking into consideration the latest available settlement price for such strategy commodity and any other information deemed relevant by the calculation agent.

In calculating the final strategy level in the circumstances described above, the calculation agent will use the method for calculating the strategy last in effect prior to such market disruption event.

In addition, if the calculation agent determines that the level of the strategy or any settlement price that must be used to determine the final strategy level is not available on the determination date for any other reason, except as described under “— Discontinuance or Modification of the Strategy” or “—Discontinuance or Modification of the Index” below, then the calculation agent will determine the final strategy level based on its assessment, made in its sole discretion, of the level of the strategy or any relevant settlement price on such applicable day.

Discontinuance or Modification of the Strategy

If the strategy sponsor discontinues publication of the strategy and the strategy sponsor or anyone else publishes a substitute index or strategy that the calculation agent determines is comparable to the strategy, then the calculation agent will determine the final strategy level by reference to the substitute index or strategy. We refer to any substitute index or strategy approved by the calculation agent as a successor strategy.

If the calculation agent determines that the publication of the strategy is discontinued and there is no successor strategy, or that the level of the strategy is not available on the determination date, because of a market disruption event or for any other reason, the calculation agent will determine the final strategy level based on the procedures described under “— Consequences of a Market Disruption Event” above and/or by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the strategy or the relevant settlement prices.

As a general matter, the calculation agent shall not have any discretion to adjust the strategy level on any given day if the strategy sponsor calculates and publishes the strategy level in accordance with the established methodology of the strategy, except as described under “— Consequences of a Market Disruption Event” above. If, however, the calculation agent determines that the strategy, the strategy commodity contracts or the method of calculating the strategy is fundamentally materially changed at any time in any respect because of any change in the method of calculating the strategy or the strategy commodity contracts — including any addition, deletion or substitution and any reweighting or rebalancing of the strategy commodity contracts, and whether the change is made by the strategy sponsor under its existing policies or following a modification of those policies with respect to the strategy, is due to the publication of a successor strategy, is due to events affecting one or more of the strategy commodity contracts or is due to any other reason — then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the strategy or the method of its calculation as it believes are appropriate to ensure that the final strategy level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the strategy may be made by the calculation agent in its sole discretion in accordance with the then-current strategy methodology or the strategy methodology previously in effect which the calculation agent deems fairly reflect the level of the strategy. The calculation agent is not obligated to make any such adjustments.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the final strategy level by reference to the substitute index and based on the then-current strategy methodology. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the final strategy level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices based on the then-current strategy methodology.

If the calculation agent determines that the index or the commodities included in the index or the method of calculating the index is fundamentally changed at any time in any respect because of any change in the method of calculating the index or the commodity contracts included in the index — including any addition, deletion or substitution and any reweighting or rebalancing of the commodities included in the index, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies with respect to the index, is due to the publication of a successor index, is due to events affecting one or more of the commodities included in the index or is due to any other reason, then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final strategy level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the index may be made by the calculation agent in its sole discretion in accordance with the then-current strategy methodology previously in effect which the calculation agent deems fairly reflects the level of the strategy. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under

“Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Additional Disclosure About Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as trustee for the indenture under which the notes are being issued.  Affiliates of the trustee have underwritten our securities from time to time in the past and may underwrite our securities from time to time in the future.  The trustee may have to resign if a default occurs with respect to the notes within one year after any offering of our securities underwritten by an affiliate of the trustee, such as BNY Mellon Capital Markets, LLC, since the trustee would likely be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939.  In that event, except in very limited circumstances, the trustee would be required to resign as trustee under the indenture under which the notes are being issued and we would be required to appoint a successor trustee, unless the default is cured or waived within 90 days.  In addition, the trustee can resign for any reason with 60 days notice, and we would be required to appoint a successor trustee.  If the trustee resigns following a default or for any other reason, it may be difficult to identify and appoint a qualified successor trustee.  The trustee will remain the trustee under the indenture until a successor is appointed.  During the period of time until a successor is appointed, the trustee will have both (a) duties to noteholders under the indenture and (b) a conflicting interest under the indenture for purposes of the Trust Indenture Act.  In the accompanying prospectus dated September 19, 2011 under “Our Relationship with the Trustee,” we describe certain other circumstances in which the trustee may have to resign due to a conflict of interest.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations in connection with the notes regarding the strategy, market disruption events, discontinuance or modification of the strategy, the index or the S&P GSCI® Index, business days, trading days, postponement of the determination date, the final strategy level, the strategy return, the default amount and the amount in cash, if any, to be paid on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as defined in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which (1) the strategy sponsor is open for business and the strategy is calculated and published by the strategy sponsor, (2) the calculation agent in New York City is open for business and (3) all trading facilities on which any of the commodities underlying the strategy are traded are open for trading. If the strategy sponsor publishes a strategy level with respect to the strategy on a day when one or more of the trading facilities for the commodities underlying the strategy are closed, that day would not be a trading day for your notes.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any strategy commodity on any given trading day:

•                  a material limitation, suspension, or disruption of trading in such strategy commodity which results in a failure by the trading facility on which such strategy commodity is traded to report a settlement price for such strategy commodity on such trading day,

•                  the settlement price for such strategy commodity on such trading day is a “limit price”, which means that the settlement price for such strategy commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such strategy commodity is traded,

•                  failure by the trading facility on which such strategy commodity is traded or other price source to announce or publish the settlement price for such strategy commodity on such trading day, or

•                  trading in any contract underlying such strategy on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such contract does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

For this purpose, “settlement price” means the official settlement price of a strategy commodity as published by the trading facility on which it is traded.

As is the case throughout this prospectus supplement, references to the strategy in this description of market disruption events includes the strategy and any successor strategy as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of the strategy commodities, listed or over-the-counter options, futures, and other instruments linked to the strategy or the strategy commodities and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the trade date. In addition, from time to time after we issue the notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes and perhaps in connection with other strategy or index-linked notes we issue, some of which may have returns linked to the strategy or the strategy commodities. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                                          expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the strategy or some or all of the strategy commodities,

•                                          may take or dispose of positions in the strategy commodities or contracts relating thereto,

•                                          may take or dispose of positions in listed or over-the-counter options or other instruments based on the strategy designed to track the performance of the relevant commodities markets or components of such markets, and/or

•                                          may take short positions in the strategy commodities or other securities or instruments of the kind described above — i.e., we and/or our affiliates may sell securities, instruments or strategy commodities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the notes and perhaps relating to other notes with returns linked to the strategy or the strategy commodities. We expect these steps to involve sales of instruments linked to the strategy on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the strategy commodities, or listed or over-the-counter options, futures or other instruments linked to the strategy, some or all of the strategy commodities or indices designed to track the performance of the relevant commodities markets or other components of such markets. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes — “Goldman Sachs’ Anticipated Hedging Activity May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes,” “— Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction” and “— Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients, May Negatively Impact Investors in the Notes” above for a discussion of these adverse effects.

THE S&P GSCI® ULTRA LIGHT ENERGY ENHANCED E96 EXCESS RETURN STRATEGY

The S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy on the S&P GSCI® Ultra Light Energy Index Excess Return reflects the excess returns that are potentially available through an unleveraged investment in the same commodity contracts that are included in the S&P GSCI® Ultra Light Energy Index Excess Return, with certain modifications to the methodology for calculating the index. In particular, the strategy is calculated on a basis similar to the index, but is adjusted to apply certain dynamic and modified rolling rules to certain contracts in the index and to have a different roll period than the index, all as described further below. The strategy is calculated and published by the strategy sponsor, Goldman, Sachs & Co., and is published on Bloomberg ticker ENHGU96P <INDEX> <GO>.

The strategy sponsor has no obligation to continue to publish, and may discontinue publication of, the strategy. The consequences of the strategy sponsor discontinuing or modifying the strategy are described in the section entitled “Specific Terms of Your Notes — Payment on Stated Maturity Date —Discontinuance or Modification of the Strategy” above.  Similarly, the index sponsor has no obligation to continue to publish, and may discontinue publication of the index. The consequences of the index sponsor discontinuing or modifying the index are described in the section entitled “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index” above.

Although Goldman, Sachs & Co. initially developed the index, the index is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. You, as an investor in your notes, should make your own investigation into the index. Neither we nor any of our affiliates assume any responsibility for the accuracy or the completeness of any information about the index, the S&P GSCI® Index or Standard & Poor’s, the index sponsor.

Questions and Answers

What Does the Strategy Track?

The strategy for your notes reflects the excess returns that are potentially available through an unleveraged investment in the commodity contracts that are included in the S&P GSCI® Ultra Light Energy Index Excess Return, with certain modifications to the methodology for calculating the index. The index, i.e., the S&P GSCI® Ultra Light Energy Index Excess Return Strategy, is an index tracking the performance of a weighted basket of contracts on certain physical commodities. The strategy is a modification of the S&P GSCI® Ultra Light Energy Index Excess Return, which is, itself, an excess return derivation of the S&P GSCI® Index. The index is comprised of all of the commodities contracts included in the S&P GSCI® Index and is constructed and calculated in accordance with the same methodology as the S&P GSCI® Index, but with different contract production weights than the S&P GSCI® Index. The index is an excess return index and therefore represents the returns that are potentially available through an unleveraged investment in the commodities contracts included in the index. The level of the index, and therefore the index, goes up or down depending on the overall performance of this weighted basket of commodity contracts.

Although the strategy and the index track the performance of the commodity markets in a manner generally similar to the way in which an index of equity securities tracks the performance of the stock market, there are important differences between a commodity strategy or index and an equity index. First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index. In contrast, the commodities included in the index and the strategy are weighted based on their world production levels and the dollar value of those levels, modified in this case such that the production weights of the energy-related contracts included in the index have been divided by eight, with the remaining portion of each commodity’s weight allocated to the other commodities in the index on a pro rata basis. Second, unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts. This feature of the index and the strategy, which is discussed below, has important implications for changes in the value of the index and the strategy.

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The index currently is comprised solely of commodity contracts on physical commodities traded on regulated futures trading facilities. However, it is possible that the index, and therefore the strategy, will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Do the Strategy And the Index Track Commodity Contracts And Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a textile mill could use a reserve of cotton for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts, or in a strategy or index of commodity contracts, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the index and strategy levels. In addition, the fact that commodity contracts have publicly available prices allows calculation of a strategy or index based on these prices. The use of commodity contracts, therefore, allows the strategy sponsor or index sponsor, as the case may be, to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

How Is the Basket of Commodity Contracts Weighted?

The basket of commodity contracts that the strategy and the index track is production-weighted, which means that the weight of each commodity contract included in the index is determined by the average quantity of global production of the underlying physical commodity and its dollar value in the last five years of available data, except that the production weights of each of the energy-related contracts, namely, NYMEX West Texas Intermediate (“WTI”) Crude Oil, ICE-UK Brent (“Brent”) Crude Oil, ICE-UK Gasoil, NYMEX Heating Oil, NYMEX-ICE Henry Hub Natural Gas and NYMEX Unleaded (RBOB) Gasoline have been divided by eight. Because the production weights of the energy-related contracts are reduced in the index, this has the effect of increasing the weights of the other S&P GSCI® Index commodities included in the index. As a result, although the index contains all of the same commodities contracts as are included in the S&P GSCI® Index, they are not weighted in the same manner as the S&P GSCI® Index.

Can the Contracts Included in the Strategy And the Index and/or Their Weightings Be Changed over Time?

In order for a commodity contract to be included in the S&P GSCI® Index for the first time or to remain in the S&P GSCI® Index, and, in either case, therefore to be included also in the index, such contract and its underlying physical commodity must satisfy predetermined criteria, e.g., denomination, duration until expiry, availability of contracts to be rolled into, location of the primary trading facility, accessibility to market participants, trading history, trading volume and minimum weight in the basket, as discussed in the next section. The index sponsor (which is also the sponsor of the S&P GSCI® Index) performs monthly and annual calculations to determine whether the constituent contracts meet such thresholds. If, at the time of an annual review, certain contracts that are included in the S&P GSCI® Index fail to satisfy the criteria and/or certain contracts that have not been included in the S&P GSCI® Index satisfy such criteria, the composition of the S&P GSCI® Index will generally be changed. If, at the time of the monthly review between annual reviews, certain contracts that are included in the S&P GSCI® Index cease to satisfy the specified criteria, certain contracts might drop out of the S&P GSCI® Index, which will in turn result in a re-weighting of the S&P GSCI® Index. For further information with respect to changes in the composition of the S&P GSCI® Index, refer to section “The S&P GSCI® Ultra Light Energy Index Excess Return — Composition of the S&P GSCI® Index” below, which also applies to the index. The strategy does not change its constituents independently of the index; therefore, any change to the index will also affect the strategy at the same time.

If the Price of the Underlying Physical Commodities Goes Up, Will the Strategy Level, Therefore, Also Go Up?

Not necessarily, for two reasons:

First, your notes are linked to the performance of the strategy, which in turn tracks the performance of the basket of commodity contracts included in the index, rather than individual physical commodities themselves. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “Why Do the Strategy And the Index Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of a particular commodity going up and the strategy level not changing in the same way. Second, because commodity contracts have expiration dates — i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the strategy in order to retain an investment position in the commodity contracts. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the strategy. As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the strategy and the performance of the underlying commodity contracts.

Does the Strategy Have a Total Return Feature?

No. The return on your notes is based on the performance of the strategy, which reflects the returns that are potentially available through an unleveraged investment in commodity contracts included in the index, with certain modifications described below. The strategy thus reflects excess return and is not linked to a “total return” index or strategy, which in addition to reflecting the returns from such an unleveraged investment in commodity contracts, would also reflect interest that could be earned on a hypothetical fully collateralized investment. The strategy does not include such a total return feature or interest component.

What Does “Rolling” a Commodity Contract Mean?

Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement. The strategy replicates an actual investment in commodity contracts, and therefore takes into account the need to roll the commodity contracts included in the strategy, and reflects the effects of this rolling. Specifically, as a commodity contract included in the strategy approaches expiration, the strategy is calculated as if the commodity contract in the first delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next available delivery month, with certain exceptions as described in the section entitled “How Does the Strategy Differ from the S&P GSCI® Ultra Light Energy Index Excess Return?” If the price of the second commodity contract is lower than the price of the first commodity contract, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value. Conversely, if the price of the second commodity contract is higher than the price of the first contract, the “rolling” process results in a smaller quantity of the second commodity contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the index.

How Does Rolling Affect the Level of the Strategy?

“Rolling” may affect the strategy in the following two ways: First, if, as described above under “What Does “Rolling” a Commodity Contract Mean?” above, the strategy theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the strategy had owned the same number of commodity contracts as before the rolling process. Conversely, if the strategy theoretically owns fewer commodity contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be less than if the strategy had owned the same number of commodity contracts as before the rolling process. Therefore, these differentials in the quantities of contracts sold and purchased may have a positive or negative effect on the level of the strategy (measured on the basis of its dollar value).

Second, the strategy theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract. In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts. In the absence of significant market changes, the prices of the longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the index to decrease. However, there are a number of different factors affecting the strategy level (as described below in “What Factors Affect the Level of the Strategy Other than Rolling?”). In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the strategy theoretically buys and holds are expected to (but may not) increase as they near expiry.

How Else Are the Effects of Rolling Mitigated?

Because the index, and therefore the strategy, is diversified across underlying commodity investments, it is probable that underlying commodities will present varying market conditions, with some commodities generally being in contango and others generally being in backwardation. This diversification may help to offset the risk losses and gains attributable to rolling. Additionally, any losses or gains attributable to rolling may be offset by price movements in the underlying commodity.

How Does the Strategy Differ from the Index?

The strategy tracks the performance of contracts on the same commodities as those included in the index, and utilizes the same methodology in calculating the level of the index. However, the timing of the rolling of the strategy for your notes differs from that of the index.

The S&P GSCI® Index rolls the underlying futures contracts on the 5th through 9th S&P GSCI® business day of the month. The strategy modifies this roll schedule and rolls these contracts instead on the 5th to last through the last S&P GSCI®  business day of the preceding month.

In order to gain exposure to the longer end of the price curve when the front end is in contango, the strategy changes the standard rolling rules for the WTI crude oil and Brent crude oil contracts included in the S&P GSCI® Index.

Three S&P GSCI® business days before the first day of the monthly roll period applicable to the strategy (the 5th to the last through the last business day of the preceding month), the strategy applies the following dynamic rolling rule when determining to which new expiration a WTI crude oil futures contract or Brent crude oil futures contract is rolled:

•                  If the percentage contango between the 1st and 2nd nearby WTI crude oil futures contracts is less than 0.50% (relative to the first nearby contract’s price), then the strategy rolls into the 2nd nearby contract expiration. Otherwise the WTI crude oil futures contract rolls into the 5th nearby contract expiration.

•                  If the percentage contango between the 2nd and 3rd nearby Brent crude oil futures contracts is less than 0.50% (relative to the first nearby contract’s price), then the strategy rolls into the 3rd nearby contract expiration. Otherwise the Brent crude oil futures contract rolls into the 6th nearby contract expiration.

In addition, the strategy modifies the rules for rolling 11 other futures contracts to reflect the seasonal supply and demand for the underlying commodity. Accordingly:

•                  the Corn contract is rolled only to the July or December contract;

•                  the Cocoa contract is rolled only to the March contract;

•                  the No. 2 Cotton contract is rolled only to the July contract;

•                  the No. 2 Heating Oil contract is rolled only to the December contract;

•                  the Coffee “C” contract is rolled only to the May contract;

•                  the Live Cattle contract is rolled only to the April or October contract;

•                  the Lean Hogs contract is rolled only to the April or August contract;

•                  the Natural Gas contract is rolled only to the December contract;

•                  the Soybeans contract is rolled only to the January or July contracts;

•                  the No. 11 Sugar contract is rolled only to the March contract; and

•                  the Chicago Wheat contract is rolled only to the July or December contract.

In addition, the strategy modifies the rules for rolling six other contracts to attempt to mitigate the impact of contango. Accordingly, the Gasoil, High Grade Primary Aluminum, Grade A Copper, Standard Lead, Primary Nickel and Special High Grade Zinc contracts are rolled every other month, instead of every month, starting with the March contract in January.

In the event that the dynamic and modified rolling procedures set forth above occur and the relevant contract expiration that the contract would otherwise have rolled into is no longer listed for trading or is otherwise unavailable for trading, the procedure shall revert to the standard procedure of the index for rolling prior to the making of the adjustments set forth above, provided that if, in the reasonable judgment of the calculation agent, it is not practicable to revert to the standard procedure of the index, or reverting to such procedure would not preserve for the parties the economics of the notes, the calculation agent may determine and utilize another methodology for effecting the rolling of the relevant contract that, in the reasonable judgment of the calculation agent is reasonably designed to preserve such economics.

The differences between the rolling rules for the strategy and those for the index may mean that the return on the index for your notes will differ from the return on the strategy, and may be less than the return you would have received if you invested in notes that were linked to the index.

What Factors Affect the Calculation of the Level of the Strategy Other than Rolling?

The value of the strategy on any S&P GSCI®  business day is determined by making certain adjustments to the value of the strategy on the immediately preceding S&P GSCI® business day, based mainly on the performance of the commodity contracts. The factors affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts, are: (i) the price of the commodity contracts included in the strategy and (ii) the production-weight of each commodity contract in the strategy.

The price of the commodity contracts reported by the relevant trading facilities expose the index and strategy to price volatility. The production weight of each contract in the index (and therefore the strategy) will be determined annually based on the global production of the underlying physical commodity, and adjusted as described above.

Can We Assume Any of Such Factors Will Have a Direct Effect on the Level of the Strategy?

These factors are interrelated in complex ways and affect the performance of the commodity contracts comprising the strategy and, therefore, may offset each other in calculation of the level of the strategy. For example, a negative price performance in a contract with a larger production weight may completely eliminate a positive price performance in a contract with a smaller production weight. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying physical commodity) will have a direct and linear effect on the performance of the commodity contracts and the level of the strategy at any given time. The level of the strategy, and therefore the amount payable on your notes, may decline even when one or more of such factors are favorable, due to the reasons explained in this subsection entitled “Questions and Answers”.

How Is the Strategy Calculated?

The level of the strategy will be calculated by the strategy sponsor (i) using the same calculation methodology used to calculate the level of the index by the index sponsor but (ii) by reference to the commodity contracts that are selected based on the dynamic and modified rolling adjustments under the strategy methodology as well as the modified roll period, which will differ from the commodity contracts included in the index.

For a further explanation of how the level of the index is calculated, please refer to subsection “— S&P GSCI® Ultra Light Energy Index Excess Return” below.

Where Can Additional Information on the Strategy And the Index Be Obtained?

For information about recent levels of the strategy, please read the subsection entitled “— Historical High, Low and Last Levels of the Strategy” below. For further explanation on the index methodologies of the index, please read the section entitled “The S&P GSCI®  Ultra Light Energy Index Excess Return” below. Additional information about the S&P GSCI® Ultra Light Index Excess Return is available on the following website: http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes into this prospectus supplement, the accompanying prospectus, dated September 19, 2011, or the accompanying prospectus supplement, dated September 19, 2011. Last levels of the strategy are published at: http://www.goldmansachs.com/what-we-do/securities/products-and-business-groups/products/enhanced-strategies.html

You should not take the historical levels of the strategy as an indication of the future performance of the strategy. We cannot give you any assurance that the future performance of the strategy or its underlying commodities will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.  In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.  During the period from January 2, 2007 through August 1, 2012, there were 400 48-month periods, the first of which began on January 2, 2007 and the last of which ended on August 1, 2012.  In 135 of such 400 48-month periods, the closing level of the strategy on the final date of such period fell below the closing level of the strategy on the initial date of such period.  Therefore, during approximately 33.75% of such 48-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity.  (We calculated these figures using fixed 48-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the strategy.  The actual performance of the strategy over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The strategy has been calculated since March 2011.  The table below shows the hypothetical and actual high, low and final closing levels of the strategy for each of the four calendar quarters in 2009, 2010 and 2011 and the first three calendar quarters in 2012 (through July 31, 2012).  We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

The value of the strategy has been normalized such that its hypothetical level on January 16, 1995 was 100.

We cannot assure you that this performance will be replicated in the future.

Hypothetical and Actual Historical High, Low and Final Closing Levels of the Index

	High	Low	Last
2009
Quarter ended March 31	146.8448	124.8715	135.4886
Quarter ended June 30	158.1157	133.4594	147.0484
Quarter ended September 30	156.7869	138.4637	150.5240
Quarter ended December 31	166.7017	146.1685	166.6484
2010
Quarter ended March 31	172.4403	151.9633	163.4153
Quarter ended June 30	169.9334	147.3138	152.9000
Quarter ended September 30	179.0409	151.3711	178.2393
Quarter ended December 31	206.5609	175.8893	206.5609
2011
Quarter ended March 31	226.4302	202.6414	223.1115
Quarter ended June 30	231.2884	203.4396	206.3627
Quarter ended September 30	219.2849	187.0343	187.0343
Quarter ended December 31	201.7465	183.3546	192.1317
2012
Quarter ended March 31	205.2444	192.4591	198.5866
Quarter ended June 30	200.6921	176.4017	187.1344
Quarter ending September 30 (through July 31, 2012)	203.3674	187.9551	200.1464

THE S&P GSCI® ULTRA LIGHT ENERGY INDEX EXCESS RETURN

The index is a modification of the S&P GSCI® Index Excess Return, which is itself an excess return derivation of the S&P GSCI® Index. The index is composed of the same contracts that are included in the S&P GSCI® Index except that the production weights of the energy-related contracts, namely, NYMEX WTI Crude Oil, ICE-UK Brent Crude Oil, ICE-UK Gasoil, NYMEX Heating Oil, NYMEX-ICE Henry Hub Natural Gas and NYMEX Unleaded (RBOB) Gasoline have been divided by eight. Because the production weights of the energy-related contracts are reduced in the index, this has the effect of increasing the weights of the other S&P GSCI® Index commodities included in the index. As a result, although the index contains all of the same commodities contracts that are included in the S&P GSCI® Index, they are not world-production weighted in the same manner as the S&P GSCI® Index. Because the index is a derivation of the S&P GSCI® Index, but is composed of contracts on the same commodities, the following discussion includes information on the S&P GSCI® Index.

The S&P GSCI® Index is a proprietary index that Goldman, Sachs & Co. developed. Effective February 8, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with Standard & Poor’s by which GS Group sold to Standard & Poor’s all of the rights of Goldman, Sachs & Co. in the S&P GSCI® Index and all related indices and sub-indices, including the index, as well as certain intellectual property related to the S&P GSCI® Index. As of that date, therefore, Goldman, Sachs & Co. no longer owned the indices and is no longer responsible for the calculation, publication or administration of the indices, or for any changes to the methodology. All decisions with respect to the indices will be made, and the related actions will be taken, solely by Standard & Poor’s. Goldman, Sachs & Co. will have no control over any matters related to the indices.

The S&P GSCI® Index is an index on a production-weighted basket of physical non-financial commodities that satisfy specified criteria. It is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI® Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI® Index are weighted on a production basis to reflect the relative significance (in the view of the index sponsor, in consultation with the S&P GSCI® Index Committee, as described below) of such commodities to the world economy. In the case of the index, the production weights of the energy-related contracts included in the index have been divided by eight, with the remaining portion of each commodity’s weight allocated to the other commodities in the index on a pro rata basis. The fluctuations in the value of the S&P GSCI® Index, and therefore the index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI® Index was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Commodities contracts on the S&P GSCI® Index, and options on such commodities contracts, are currently listed for trading on the Chicago Mercantile Exchange.

The contracts to be included in the S&P GSCI® Index at any given time must satisfy several sets of eligibility criteria established by Standard & Poor’s. First, Standard & Poor’s identifies those contracts that meet the general criteria for eligibility. Second, the contract volume and weight requirements are applied and the number of contracts is determined, which serves to reduce the list of eligible contracts. At that point, the list of designated contracts for the relevant period is complete. The composition of the S&P GSCI® Index is also reviewed on a monthly basis by Standard & Poor’s.

Set forth below is a summary of the composition of, and the methodology used to calculate, the S&P GSCI® Index as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the S&P GSCI® Index and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI® Index, as described below. Standard & Poor’s makes the official calculations of the S&P GSCI® Index, and therefore the index. The settlement price for the index is reported on Bloomberg Page SPGCLEP at the end of each S&P GSCI® business day.

Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the index and the S&P GSCI® Index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management.

Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments linked to the index, the S&P GSCI® Index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the S&P GSCI® Index and the index. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Risk Factors —Trading and Other Transactions by Goldman, Sachs & Co. or Its Affiliates Relating to the Strategy, Index, Commodity Contracts and Their Underlying Commodities May Adversely Affect the Value of Your Notes” and “Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us.”

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the S&P GSCI® Index and its sub-indices (including the index) as well as procedures for evaluating available liquidity on an intra-year basis have been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the S&P GSCI® Index methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform. Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the S&P GSCI® Index methodology, in advance of their effectiveness.

The S&P GSCI® Index Committee

Standard & Poor’s has established the S&P GSCI® Index Committee to oversee the daily management and operations of the S&P GSCI® Index and its sub-indices, and which is responsible for all analytical methods and calculation in the indices. At each meeting, the S&P GSCI® Index Committee reviews any issues that may affect the components of the S&P GSCI® Index, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the S&P GSCI® Index Committee may revise index policy covering rules for selecting commodities, or other matters. Standard & Poor’s considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all S&P GSCI® Index Committee discussions are confidential.

Composition of the S&P GSCI® Index

In order to be included in the S&P GSCI® Index or any of its related indices or sub-indices, including the index, a contract must satisfy the following eligibility criteria:

•                  The contract must be in respect of a physical commodity and not a financial commodity.

•                  The contract must:

•                  have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

•                  at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

•                  be traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI® Index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

•                  Moreover, the commodity must be the subject of a contract that:

•                  is denominated in U.S. dollars;

•                  is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the

Organization for Economic Cooperation and Development;

•                  makes price quotations generally available to its members or participants (and to Standard & Poor’s) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•                  makes reliable trading volume information available to Standard & Poor’s with at least the frequency required by Standard & Poor’s to make the monthly determinations;

•                  accepts bids and offers from multiple participants or price providers; and

•                  is accessible by a sufficiently broad range of participants.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI® Index. In appropriate circumstances, however, Standard & Poor’s, in consultation with the S&P GSCI® Index committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI® Index, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., Eastern Standard Time, on each S&P GSCI® business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if Standard & Poor’s is not such a member or participant, to Standard & Poor’s) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI® Index, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is:

•                  not included in the S&P GSCI® Index at the time of determination and that is based on a commodity that is not represented in the S&P GSCI® Index at such time must, in order to be added to the index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•                  already included in the S&P GSCI® Index at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI® Index must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•                  not included in the S&P GSCI® Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to be added to the S&P GSCI® Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $30 billion.

In addition to the foregoing, a contract that is:

•                  already included in the S&P GSCI® Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

•                  already included in the S&P GSCI® Index at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI® Index and each contract’s percentage of the total is then determined.

•                  not included in the S&P GSCI® Index at the time of determination must, in order to be added to the index at such time, have a reference percentage dollar weight of at least 1.00%.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria:

•                  such contracts will be included in the S&P GSCI® Index in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI® Index attributable to such commodity exceeding a particular level.

•                  If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI® Index attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI® Index attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI® Index attributable to it.

The 24 contracts currently included in the S&P GSCI® Index, and therefore the index are each futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the InterContinental Exchange (“ICE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The commodity contracts currently included in the S&P GSCI® Index and the index, the exchanges on which they are traded and their contract production weights as of January 9, 2012 are:

Trading Facility	Commodity (Contract)	2012 Contract Production Weight (CPW)	S&P GSCI® Ultra Light Energy Index Excess Return 2012 Contract Production Weight (CPW)
CBT	Chicago Wheat	18,217.58	29648.15
KBT	Kansas City Wheat	5,004.071	4.116321
CBT	Corn	29,648.15	1694.65375
CBT	Soybeans	8,037.317	53411.21
ICE – US	Coffee	17,406.22	13596.46
ICE – US	Sugar #11	344,724.8	76.58309
ICE – US	Cocoa	4.116321	8946.225
ICE – US	Cotton #2	53,411.21	9211.7625
CME	Lean Hogs	72,823.44	42.53
CME	Cattle (Live)	92,591.82	17.14
CME	Cattle (Feeder)	13,596.46	7.872
NYM	Oil (Heating)	71,569.8	1.352
ICE – UK	Oil (Gasoil)	359.2745	11.04
NYM	Oil (Reformulated Gasoline)	73,694.1	17406.22
NYM/ICE	Oil (US Crude)	13,557.23	5004.071
ICE – UK	Oil (Brent Crude)	6,959.701	92591.82
NYM/ICE	Natural Gas	28,984.31	869.962625
LME	Aluminum	42.53	44.9093125
LME	Copper	17.14	72823.44
LME	Lead	7.872	3623.03875
LME	Nickel	1.352	8037.317
LME	Zinc	11.04	344724.8
CMX	Gold	76.58309	665.5205
CMX	Silver	665.5205	18217.58

The quantity of each of the contracts included in the S&P GSCI® Index is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI® Index, and therefore the index, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI® Index are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity, and are subject to the adjustments to energy-related commodities and other commodities described above for the index.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, Standard & Poor’s performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI® Index is reevaluated, based on the criteria and weighting procedure and adjustment described above. This procedure is undertaken to allow the S&P GSCI® Index to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI® Index, and therefore the index, will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, Standard & Poor’s reevaluates the composition of the S&P GSCI® Index, in consultation with the S&P GSCI® Index committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI® Index, and therefore the index. Commodities included in the S&P GSCI® Index which no longer satisfy such criteria, if any, will be deleted, and therefore also deleted from the index.

Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI® Index and its sub-indices are necessary or appropriate in order to assure that the S&P GSCI® Index represents a measure of commodity market performance. Standard & Poor’s has the discretion to make any such modifications, in consultation with the S&P GSCI® Index Committee.

The New York Mercantile Exchange previously announced that the futures contract relating to Heating Oil currently included in the S&P GSCI® Index would be delisted from that exchange in 2013. However, NYM has since announced that it will not delist the futures contract but instead will alter the contract specifications beginning with the May 2013 futures contract. As a result of these changes, trading in the futures contract may become illiquid or experience other adverse trading impacts prior to, during or after the date such changes become effective. If the index sponsor determines, in its sole discretion, that the futures contract has ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason, it may replace it with another futures contract that it deems to be appropriate or make other adjustments to the index or discontinue publication of the index. The index sponsor may make such a determination whenever it deems appropriate, and may do so prior to the time that the current Heating Oil futures contract’s specifications are scheduled to change. Any of the foregoing events may have an adverse impact on the level of the index and, consequently, the strategy, and therefore the market value of and payment at maturity or upon redemption of the notes.

Contract Expirations

Because the S&P GSCI® Index is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI® Index and therefore the index, for each commodity during a given year are designated by Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them Standard & Poor’s includes in the S&P GSCI® Index.

If a trading facility deletes one or more contract expirations, the S&P GSCI® Index will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by Standard & Poor’s. If a trading facility ceases trading in all contract expirations relating to a particular contract, Standard & Poor’s may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI® Index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI® Index. If that timing is not practicable, Standard & Poor’s will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Calculation of the Index

The value of the index on any S&P GSCI® Index business day, which is calculated by Standard & Poor’s, is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI® Index business day multiplied by (ii) one plus the contract daily return on the S&P GSCI® Index business day on which the calculation is made. We use the term S&P GSCI® Index business day to mean the same as the defined term in the S&P GSCI® Index Methodology.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the index, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate contract production weight and the appropriate “roll weight scaled by the appropriate normalizing constant,” divided by the total dollar weight of the index on the preceding day, minus one.

The “roll weight” of a commodity reflects the fact that the positions in commodities contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the index is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the index takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the index occurs from the fifth to ninth S&P GSCI® Index business day of the month.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•                  no daily ‘contract reference price is available for a given contract expiration;

•                  any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a “Limit Price”);

•                  the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., Eastern Standard Time. In that event, the index sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the index sponsor will revise the portion of the roll accordingly; or

•                  trading in the relevant contract terminates prior to its scheduled closing time.

•                  If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

License

“STANDARD & POOR’S®”, “S&P®”, “S&P 500 ®”, “S&P GSCI®” ARE TRADEMARKS OF STANDARD & POOR’S FINANCIAL SERVICES LLC (“STANDARD & POOR’S”) AND HAVE BEEN LICENSED FOR USE BY THE GOLDMAN SACHS GROUP, INC. AND ITS AFFILIATES.  THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, PROMOTED OR MANAGED BY STANDARD & POOR’S AND ITS AFFILIATES (“S&P”). S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE S&P GSCI® ULTRA LIGHT ENERGY INDEX EXCESS RETURN TO TRACK GENERAL MARKET PERFORMANCE.  S&P’S ONLY RELATIONSHIP TO THE ISSUER IS THE LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES AND OF THE S&P GSCI® ULTRA LIGHT ENERGY INDEX EXCESS RETURN AND THE S&P GSCI® INDEX, EACH OF WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE ISSUER OR THE NOTES.  S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE S&P GSCI® ULTRA LIGHT ENERGY INDEX EXCESS RETURN.  S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE NOTES OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE TO BE REDEEMED.  S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE NOTES.

S&P DOES NOT GUARANTEE THE ACCURACY, TIMELINESS, AVAILABILITY AND/OR THE COMPLETENESS OF THE S&P GSCI® ULTRA LIGHT ENERGY INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, THAT THE CONTENT’S FUNCTIONING WILL BE UNINTERRUPTED OR THAT THE CONTENT WILL OPERATE WITH ANY SOFTWARE OR HARDWARE CONFIGURATION. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE S&P GSCI® ULTRA LIGHT ENERGY INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, DIRECT, INDIRECT, INCIDENTAL, EXEMPLARY, COMPENSATORY OR CONSEQUENTIAL

DAMAGES, COSTS, EXPENSES, LEGAL FEES OR LOSSES (INCLUDING, WITHOUT LIMITATION, COST INCOME OR COST PROFITS AND OPPORTUNITY COSTS) RESULTING FROM THE USE OF THE S&P GSCI® ULTRA LIGHT ENERGY INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a U.S. holder that holds your notes as a capital asset for tax purposes. You are a U.S. holder if you are a beneficial owner of a note and you are:

•             a citizen or resident of the United States;

•             a domestic corporation;

•             an estate whose income is subject to United States federal income tax regardless of its source; or

•             a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•             a dealer in securities or currencies;

•             a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•             a bank;

•             a life insurance company;

•             a regulated investment company;

•             a tax exempt organization;

•             a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•             a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•             a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

 You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid forward contract with respect to the strategy.  Except as otherwise stated below the discussion below assumes that your notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should generally be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any income you recognize upon the sale, exchange or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your notes or a portion of your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes (or the relevant portion of your notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes (or a portion of your notes) to market at the end of each year (i.e., recognize income as if the notes or relevant portion of notes had been sold for fair market value).  Alternatively, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the strategy rolls and/or when the composition or weighting of the strategy changes. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

It is also possible that the Internal Revenue Service could assert that your notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a forward contract that reflects the value, in part, of one or more collectibles.  “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. In addition, it is possible that you could recognize gain when there is a change to the components of the strategy. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•             a nonresident alien individual;

•             a foreign corporation; or

•             an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $22,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on August 8, 2012, which is the fifth scheduled business day following the trade date and of the pricing of the notes.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 19, 2011, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 19, 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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TABLE OF CONTENTS Prospectus Supplement		The Goldman Sachs Group, Inc. Leveraged Buffered Commodity Strategy-Linked Medium-Term Notes, Series D, due 2016 Goldman, Sachs & Co.
	Page
Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-8
Specific Terms of Your Notes	S-22
Use of Proceeds and Hedging	S-29
The S&P GSCI® Ultra Light Energy Enhanced E96 Excess Return Strategy	S-30
The S&P GSCI® Ultra Light Energy Index Excess Return	S-37
Supplemental Discussion of Federal Income Tax Consequences	S-46
Employee Retirement Income Security Act	S-49
Supplemental Plan of Distribution	S-50
Validity of the Notes	S-51

Prospectus Supplement dated September 19, 2011
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28
Prospectus dated September 19, 2011
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140